LOAN AND SECURITY AGREEMENT

by and between

BLOW & DRIVE INTERLOCK CORPORATION,
as Borrower,

and

THE DOHENY GROUP, LLC

as Lender

Dated as of September 30, 2016

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of September 30, 2016 (the “Effective Date”) by and among BLOW & DRIVE INTERLOCK CORPORATION, a Delaware corporation ("BDIC"), BDI MANUFACTURING, INC., an Arizona corporation ("BDIM") (BDIC and BDIM are sometimes individually and collectively referred to herein as “Borrower”), and THE DOHENY GROUP, LLC, a Nevada limited liability company (“Lender”), in light of the following:

R E C I T A L S

WHEREAS, BDIC is a publicly traded company quoted on the OTCQB-tier of OTC Markets in the business of manufacturing and leasing breath alcohol ignition interlock devices (the "Business"), including, without limitation, the BDI-747/1 breath/alcohol ignition interlock device, along with its patent pending BDI Model #1 power line filter. BDIM is BDIC's wholly-owned subsidiary that manufactures the Devices (as defined below) and provides said Devices to BDIC in connection with the Business. As of December 31, 2015, the BDI-747/1 breath/alcohol ignition interlock device was "approved" by ten states, including, without limitation, California, with applications for additional state approvals pending. In states where the Device is approved as a breath alcohol ignition interlock device ("BAID"), BDIC leases these devices to offenders depending upon the sentence received by such offender. In some states, BDIC leases, installs and supports these devices directly; in other states, BDIC sells distributorships to authorized distributors allowing the distributor to lease, install, service, remove and support said devices;

WHEREAS, BDIC desires to obtain additional financing to permit it to manufacture more Devices and expand the Business, and to this end, contacted Lender about obtaining financing on terms and conditions mutually-acceptable to Lender and Borrower;

WHEREAS, after negotiations, BDIC and Lender agreed in principal on that certain Letter of Intent, a copy of which is attached hereto as Exhibit A (the “LOI”), which sets for the general terms of the lending facility to be provided by Lender to BDI pursuant to the terms and conditions as set forth herein; and

WHEREAS, consistent with the LOI, Lender agrees to extend credit to Borrower for the sole and limited purposes of Borrower manufacturing more Devices for use in the Business, subject to the terms and conditions hereof, and Borrower agrees to borrow moneys from Lender pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Lender hereby agree to enter into this Agreement as follows:

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A G R E E M E N T

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Account Debtor” means any Person who is obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible, including, without limitation, any distributors of the Devices and any client of Borrower.

“Advances” has the meaning set forth in Section 2.1(a). For the avoidance of doubt, a payment by Lender directly to Supplier and/or to either BDIC or BDIM pursuant to the terms and conditions hereof shall represent an Advance hereunder, and shall also represent part of the Obligations due hereunder.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of equity, by contract, or otherwise; provided, however, that: (a) any Person which owns directly or indirectly 5% or more of the equity having ordinary voting power for the election of directors or other members of the governing body of a Person or 5% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed an Affiliate of such Person.

"Applicable Laws" shall have the meaning as set forth in Section 8.9 below.

“Authorized Person” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.

“Board of Directors” means the board of directors (or comparable managers) of a Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Books” means Borrower’s now owned or hereafter acquired books and records, including, without limitation, all records indicating, summarizing, or evidencing its assets (including, without limitation, the Collateral) and/or liabilities, all of its records relating to Borrower’s business operations and financial condition, and all of its goods or General Intangibles relating to such information.

“Borrower” has the meaning set forth in the preamble to this Agreement, and includes, without limitation, any parent, Affiliate or subsidiary and any successors in interest to any of the following. For the avoidance of doubt, (1) references to Borrower shall include BDIC and BDIM, jointly and severally, as the case may be, and (2) each of BDIC and BDIM shall be jointly and severally liable for any and all obligations hereunder, as applicable.

“Borrowing” means a borrowing hereunder consisting of Advances made by Lender pursuant to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California.

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"Client" means a Person who acquires any right to the use, ownership or enjoyment of a Device, whether such Person is a retail end user (for Retail Units), a third party distributor or vender (for Wholesale Units) or such other Person that leases, licenses, uses or otherwise acquires Devices from the Company or its retail end user or third party distributor, as the case may be.

“Collateral” means all of Borrower’s now owned or hereafter acquired right, title, and interest in and to all of its assets and rights (whether tangible or intangible, and whether in existence as of the Effective Date and thereafter), including, without limitation, each of the following:

(a) all of its Accounts,

(b) all of its Books,

(c) all of its commercial tort claims,

(d) all of its Deposit Accounts,

(e) all of its Equipment,

(f) all of its General Intangibles,

(g) all of its Inventory,

(h) all of its Investment Property (including all of its securities and Securities Accounts), and further including, without limitation, the equity held by BDIC in BDIM,

(i) all of its Negotiable Collateral,

(j) money or other assets of Borrower that now or hereafter come into the possession, custody, or control of Borrower, any Affiliate of Borrower, Lender and/or any Affiliate of Lender, and

(k) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Deposit Accounts, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, money, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

"Control Agreement" means the Deposit Account control agreement among Borrower, Lender and the Designated Bank required in connection with the Security Interest granted to Lender in connection with the Designated Account, in form and substance reasonably acceptable to Lender.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

"Designated Account" means the designated Deposit Account with the Depository Bank.

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"Designated Bank" means City National Bank, N.A., or any other depository bank acceptable to Borrower and Lender for purposes of establishing a Designated Account therein.

“Device” shall mean the BDI-747/1 breath/alcohol ignition interlock device, along with its patent pending BDI Model #1 power line filter, and such upgrades, modifications, improvements, replacements and substitutes as reasonably acceptable to Lender, provided that such device represents a breathalyzer device to be used by persons convicted of driving under the influence of alcohol and is approved as required by Applicable Law as a BAID.

“Dollars” or “$” means United States dollars.

“Effective Date” shall have the meaning as set forth above.

“Equipment” means equipment (as that term is defined in the Code) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Event of Default” has the meaning set forth in Section 10.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means general intangibles (as that term is defined in the Code), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, Goods, Investment Property, and Negotiable Collateral.

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, city, joint powers authority, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

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“Inventory” means inventory (as that term is defined in the Code), and shall include, by way of illustration and not of limitation, all goods held by or on behalf of Borrower, whether title has passed to Borrower, whether directly or indirectly in Borrower’s control or possession, and whether held by means of consignment or any other means.

“Investment Property” means investment property (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to this Agreement, and any successor or assign thereof.

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the Security Interest and any other lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

"Loan" shall have the meaning as set forth in Section 2.1(a) below and shall include, by way of illustration and not of limitation, the Phase 1 Loan and the Phase 2 Loan.

“Loan Documents” means this Agreement, any note or notes executed by Borrower in connection with this Agreement and payable to Lender, including, without limitation, the Phase 1 Note, the Phase 2 Note, the Control Agreement, other security/pledge documentation, and any other agreement, certificate, instrument or document entered into, now or in the future, and/or delivered by or on behalf of the parties hereto and/or in connection with this Agreement and any of the above-mentioned documentation.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, taken as a whole, (b) a material impairment of Borrower’s ability to perform its obligations under the Loan Documents to which it is a party, or of Lender’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Liens in favor of Lender with respect to the Collateral as a result of an action or failure to act on the part of Borrower.

“Negotiable Collateral” means letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Obligations” means all loans (including, without limitation, the Phase 1 Loan and the Phase 2 Loan), advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), contingent reimbursement obligations with respect to premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender’s costs and expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender’s expenses and costs that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to the any Insolvency Proceeding. Notwithstanding the above, and for avoidance of doubt, the royalty payments due to be paid pursuant to the Royalty Agreement are not Obligations for purposes this Agreement.

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“Permitted Dispositions” mean sales or other dispositions of Devices that are substantially worn, damaged, or obsolete in the ordinary course of business to non-related third Persons for appropriate "fair market value".

“Permitted Liens” means (a) Liens held by Lender, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) the interests of lessors under operating leases, (d) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, and (e) Liens subordinated to the Liens held by the Lender.

“Permitted Protest” means the right of Borrower to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens in favor of Lender.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Phase 1 Loan” shall have the meaning as set forth in Section 2.1(b)(i) below.

“Phase 1 Maturity Date” shall mean shall mean the earlier to occur of (i) the occurrence of a Default, or (ii) September 30, 2019, which represents the 3rd anniversary of the Effective Date.

“Phase 1 Maximum Amount” shall have the meaning as set forth in Section 2.1(b)(i) below, as such may be adjusted from time to time by Lender in its sole discretion upon written notice to Borrower.

“Phase 1 Note” shall have the meaning as set forth in Section 2.1(b)(i) below.

"Phase 2 Balance Payment" shall be an amount not to exceed the difference between $350,400 less the amount of the Phase 2 Initial Deposit.

"Phase 2 Initial Deposit" shall be an amount representing the initial deposit due in connection with the Phase 2 Purchase Agreement not to exceed $175,200.

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“Phase 2 Loan” shall have the meaning as set forth in Section 2.1(b)(ii) below.

“Phase 2 Maturity Date” shall mean the earlier to occur of (i) the occurrence of a Default, (ii) the 3rd anniversary of the of the date of the Phase 2 Initial Deposit, or (iii) October 1, 2020.

“Phase 2 Maximum Amount” shall have the meaning as set forth in Section 2.1(b)(ii) below, as such may be adjusted from time to time by Lender in its sole discretion upon written notice to Borrower.

“Phase 2 Note” shall have the meaning as set forth in Section 2.1(b)(ii) below.

"Phase 2 Purchase Agreement" shall have the meaning as set forth in Section 2.4(b)(i) and shall be a valid and binding agreement between Borrower and Supplier.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

"Retail Units" means those Devices which Borrower leases from time to time directly to end-users.

"Security Interest" means the first priority perfected security interest in the Collateral granted by Borrower to Lender pursuant to this Agreement.

“Solvent” means, with respect to any Person on a particular date, that such Person is able to timely pay its financial obligations as they become due.

“Supplier” shall mean the company in China that supplies substantially all of the parts and the base unit required for manufacturing the Devices.

"Term" shall have the meaning as set forth in Section 4.4 below.

"Total Units" means those Devices (including, without limitation, Retail Units and Wholesale Units) for which Borrower is receiving payment or other consideration (including, without limitation, non-monetary consideration) or has voluntarily elected not to receive such payment or other consideration, regardless of whether the Device is distributed, installed, sold or used by Borrower, its Affiliates, related Persons, Clients, customers, distributors and/or franchisees, and whether placed directly with end-users or to approved unrelated Persons, including, without limitation, any third-party vendors.

“UCC” shall refer to the California Uniform Commercial Code, as may be amended from time to time.

"Wholesale Units" means those Devices which Borrower directly or indirectly leases to a third party distributor or any Person who acts as an intermediary directly or indirectly on behalf of Borrower with an end-user of a Device.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

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1.3 UCC. Any terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the payment or repayment in full of the Obligations shall mean the indefeasible payment in full and/or indefeasible repayment in full in cash of all Obligations (other than contingent indemnification Obligations). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the written transmission of a record and any such record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Recitals, Schedules and Exhibits. The Recitals set forth above, as well as all of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference, and, as appropriate, shall qualify the terms and conditions of this Agreement.

2. LOAN AND TERMS OF PAYMENT.

2.1 Inventory Loan Facility..

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make advances (“Advances”) to Borrower for the sole and limited purposes of manufacturing Devices pursuant to the terms and conditions set forth herein (the “Loan”). In no event shall Lender have an obligation to make an Advance to Borrower, nor shall the Borrower be entitled to request or receive an Advance, if (i) Borrower has not satisfied the conditions for funding an Advance as set forth herein, (ii) a Default or Event of Default shall have occurred and remain outstanding on the date of request of such Advance or the date of funding thereof, and (iii) the amount of the requested Advance, when added to principal amount of Advances outstanding on the date of request therefore or the funding thereof, would exceed the Phase 1 Maximum Amount or the Phase 2 Maximum Amount, as the case may be.

(b) The Loan shall be comprised of two phases:

(i) Phase 1: Subject to the terms and conditions hereof, Lender agrees to lend to Borrower up to $192,000 (“Phase 1 Maximum Amount”) for the sole and limited purposes of manufacturing 600 Devices (“Phase 1 Loan”). In connection herewith, Borrower shall execute and deliver that certain Secured Phase 1 Note (the “Phase 1 Note”) evidencing the Phase 1 Loan, a copy of which is attached hereto as Exhibit B;

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(ii) Phase 2: Following Lender’s funding of the Phase 1 Loan, and subject to the terms and conditions hereof, Lender agrees to lend to Borrower up to $350,400 (“Phase 2 Maximum Amount”) for the sole and limited purposes of manufacturing 1000 Devices (“Phase 2 Loan”). In connection herewith, Borrower shall execute and deliver that certain Secured Phase 2 Note (the “Phase 2 Note”) evidencing the Phase 2 Loan, a copy of which is attached hereto as Exhibit C;

(iii) All amounts outstanding under the Phase 1 Loan and Phase 2 Loan shall constitute Obligations.

2.2 Interest Rates: Rates, Payments, and Calculations.

(a) Interest

(i) Interest on Phase 1 Loan. Interest on the outstanding principal balance of the Advances under the Phase 1 Loan shall be due and payable on the 1st day of each calendar month from and after the Effective Date commencing November 1, 2016 and each calendar month thereafter until the Phase 1 Maturity Date, and shall accrue at a rate per annum equal to twenty-five percent (25%) on the unpaid principal amount outstanding from time to time from and after the Effective Date, or (if less), the highest rate then permitted under Nevada applicable law. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

(ii) Interest on Phase 2 Loan. Interest on the outstanding principal balance of the Advances under the Phase 2 Loan shall be due and payable on the same calendar day of each calendar month from and after the date of the funding by Lender of the Phase 2 Initial Deposit (or any portion thereof) (by way of illustration and not of limitation, if the initial Advance of the Phase 2 Loan was made by Lender on the 12th day of a calendar month, interest would be due and payable, pursuant to the terms and conditions hereof, on the 12th day of each subsequent calendar month until the Phase 2 Maturity Date), and shall accrue at a rate per annum equal to twenty-five percent (25%) on the average principal balance of such Advances at the close of each day during the immediately preceding calendar month, as reflected by Lender’s Loan Account. All interest rates shall be calculated based on a 360-day year and actual days elapsed; provided, however, that no interest will begin to accrue on the Phase 2 Initial Deposit for the first calendar month (the "Grace Period") following Lender's Advance of the Phase 2 Initial Deposit (by way of illustration, if the Phase 2 Initial Deposit was funded on February 11, 2017, interest at the rate of 25% per annum would begin to accrue on said Phase 2 Initial Deposit commencing March 11, 2017 and thereafter until the Phase 2 Loan is indefeasibly paid in full), and thereafter, interest will accrue on the Phase 2 Initial Deposit following the expiration of the Grace Period and will be due and payable in monthly installments on the same calendar day of each succeeding calendar month, with all outstanding interest, costs and expenses due and payable on the Phase 2 Maturity Date.

(iii) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Laws, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

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(b) Payments to Lender.

(i) The entire amount of all principal, interest, charges and expenses owed in connection with the Phase 1 Loan shall be immediately due and payable in full, without any requirement of demand, notice or presentment, on the Phase 1 Maturity Date. The entire amount of all principal, interest, charges and expenses owed in connection with the Phase 2 Loan shall be immediately due and payable in full, without any requirement of demand, notice or presentment, on the Phase 2 Maturity Date. For avoidance of doubt, the Obligations are jointly and severally owed by each of BDIC and BDIM as Borrower hereunder.

(ii) The foregoing notwithstanding, Borrower may prepay all or any portion of the principal, interest and costs and expenses due in connection with the Phase 1 Loan, the Phase 2 Loan and/or under the Loan Documents at any time prior to the Phase 1 Maturity Date or the Phase 2 Maturity Date, as applicable, without any prepayment penalty.

(iii) All payments by Borrower hereunder shall be made in the lawful money of the United States of America in immediately available funds on the date specified herein.

(iv) All payments due hereunder shall be delivered to Lender as follows:

(A) If via wire transfer: Pursuant to wire instructions provided from time to time by Lender for deposit into an account designated from time to time by Lender for Lender's benefit; provide, however, that (i) such funds are received no later than 11:00 a.m. (Los Angeles time) on the date specified herein, and (ii) any payment received by Lender later than 11:00 a.m. (Los Angeles time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(B) If via check: To the following address: THE DOHENY GROUP, LLC, ________________________, Los Angeles, CA 9____, Attention: David Haridim, Managing Member, or to such other address or to the attention of such other person as specified by prior written notice to Borrower; provided, however, that any payment received by Lender later than such date specified herein shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(c) Application of Payments.

(i) From and after the Effective Date, at any time that an Event of Default has occurred and is continuing, all payments remitted to Lender and all proceeds of Collateral received by Lender shall be applied as follows:

(A) first, to pay any and all costs and expenses due to Lender under the Loan Documents;

(B) second, to pay interest due in respect of the Phase 1 Loan until indefeasibly paid in full,

(C) third, to pay interest due in respect of the Phase 2 Loan until indefeasibly paid in full,

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(D) fourth, to pay any outstanding principal/Advances due in respect of the Phase 1 Loan until indefeasibly paid in full;

(E) fifth, to pay any outstanding principal/Advances in respect of the Phase 2 Loan until indefeasibly paid in full

(F) sixth, to pay any other Obligations, and

(G) seventh, to Borrower or such other Person entitled thereto under Applicable Laws.

(ii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.2(c) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or pre-payable) under any provision of this Agreement.

(iii) For purposes of the foregoing, paid “in full” means indefeasible payment of all amounts owing under the Loan Documents according to the terms hereof and thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding. Further, in the event that, after payment in full, to the extent that Lender is subject to any action or proceeding concerning the recovery of such payment or payments, such Obligation shall be reinstated and not be deemed to be “indefeasibly paid in full” and shall be outstanding and subject to the terms and conditions hereof as if no such payment or payments were made.

(iv) In the event of a direct conflict between the priority provisions of this Section 2.2 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2 shall control and govern.

2.3 Designated Account. Lender is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person of Borrower. Borrower agrees to establish and maintain the Designated Account with the Designated Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Lender hereunder as well as proceeds received by Borrower from whatever source. Unless otherwise agreed by Lender and Borrower, any Advance made by Lender hereunder shall be made to the Designated Account.

2.4 Borrowing Procedures.

(a) Phase 1 Loan—Procedure for Borrowing an Advance.

(i) Subject to Section 4 below, and unless otherwise waived in whole or in part by Lender, each Advance with respect to the Phase 1 Loan after the Effective Date shall be made by an irrevocable written request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (Los Angeles time) on the Business Day that is not less than three (3) Business Days prior to the requested funding date specifying (i) the amount of such Borrowing, and (ii) the requested funding date, which shall not be less than three (3) Business Days from said irrevocable written request. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such notice and the failure to provide such written confirmation shall not affect the validity of the request. Lender shall have the right to rely on any telephonic, e-mail or posted request for an Advance made by anyone purporting to be an officer or other employee of the Borrower that the Borrower has authorized in writing to request Advances hereunder, without further investigation.

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(ii) All said irrevocable written requests for an Advance under the Phase 1 Loan shall include, among other things, (1) written documentation reasonably acceptable to Lender from Supplier that the base unit and all of the parts to be acquired from Supplier and requested by Borrower to manufacture 600 Devices are ready and available for shipment, and that all said base units and other parts are being acquired directly from Supplier by Borrower ratably at a total (fully loaded) cost not to exceed $375/Device, and (2) written documentation from (a) Borrower (email from Borrower) confirming that all tangible and intangible property required for the 600 Devices to be manufactured pursuant to one or more Advances under the Phase 1 Loan are to be purchased or acquired free and clear of any Lien other than the Permitted Liens, and (b) Supplier (email from Supplier) confirming Supplier does not have a Lien on the base units and all other parts acquired from Supplier, nor does Supplier have a Lien on the resultant 600 Devices manufactured from said base units and other parts supplied by Supplier.

(iii) All said Advances from Lender under the Phase 1 Loan shall be made either to Borrower directly (to then be immediately applied directly to payment in full of the base units and other parts purchased from Supplier), or directly to Supplier, with said Advances representing Obligations hereof (regardless of whether sent to Borrower or directly to Supplier on behalf of Borrower), in Lender's sole discretion.

(b) Phase 2 Loan—Procedure for Borrowing an Advance.

(i) Borrower will negotiate with Supplier in good faith concerning the purchase of all base units and all of the other parts requested by Borrower to manufacture an additional 1000 Devices from Supplier free and clear of all Liens (other than Permitted Liens), and in connection therewith, Borrower agrees to enter into a definitive agreement (the "Phase 2 Purchase Agreement") by no later than March 1, 2017. At Lender’s written request, Borrower shall keep Lender reasonably apprised of developments in connection with said negotiations, including, without limitation, the proposed price and other terms, and shall as reasonable and appropriate provide to Lender copies of all communications and materials relating to the procurement of all base units and all of the other parts requested by Borrower from Supplier to manufacture an additional 1000 Devices . Borrower expressly covenants and agrees that the Phase 2 Purchase Agreement will include the following terms and conditions: (1) the purchase price thereunder is equal to or less than the Phase 2 Maximum Amount, (2) the base units and all of the other parts requested by Borrower thereunder will be free and clear of any Liens from Supplier, (3) the Phase 2 Initial Deposit will not exceed $175,200, and the balance due under the Phase 2 Purchase Agreement, will not exceed the Phase 2 Balance Payment, (4) said Phase 2 Balance Payment will not be due and payable for at least thirty (30) days from the date of Lender's Advance for the Phase 2 Initial Deposit, and (5) the base units and other parts requested by Borrower under the Phase 2 Purchase Agreement are being acquired ratably at a total (fully loaded) cost not to exceed $350/Device.

(ii) Subject to Borrower's compliance with Section 2.4(b)(i) and Section 4 below and prior to the expiration of the Term, upon Borrower entering into the Phase 2 Purchase Agreement, Borrower shall request an Advance under the Phase 2 Loan for payment of the Phase 2 Initial Deposit (subject to the terms and conditions hereof) by delivery to Lender of an irrevocable written request (along with a fully executed copy of the Phase 2 Purchase Agreement) by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (Los Angeles time) on the Business Day that is not less than three (3) Business Days prior to the requested funding date specifying (i) the amount of such Borrowing, not to be greater than the Phase 2 Initial Deposit, and (ii) the requested funding date, which shall not be less than three (3) Business Days from said irrevocable written request.

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(iii) Subject to Borrower's compliance with Sections 2.4(b)(i) and (ii) and Section 4 below and prior to the expiration of the Term, Borrower shall request an Advance under the Phase 2 Loan for payment of the Phase 2 Balance Amount (subject to the terms and conditions hereof) by delivery to Lender of an irrevocable written request by an Authorized Person delivered to Lender (which notice must be received by Lender no later than 10:00 a.m. (Los Angeles time) on the Business Day that is not less than three (3) Business Days prior to the requested funding date specifying (i) the amount of such Borrowing, not to be greater than the Phase 2 Balance Amount, and (ii) the requested funding date, which shall not be less than three (3) Business Days from said irrevocable written request.

(iv) All said irrevocable written requests for an Advance under the Phase 2 Loan, unless waived in whole or in part by Lender, shall include, among other things, (1) written documentation from (a) Borrower (email from Borrower) confirming that all tangible and intangible property required for the 1000 Devices to be manufactured pursuant to Advances under the Phase 2 Loan are to be purchased or acquired free and clear of any Lien other than the Permitted Liens, and (b) Supplier (email from Supplier) confirming Supplier does not have a Lien on the base units and all other parts acquired from Supplier for said 1000 Devices to be manufactured pursuant to the Phase 2 Loan, nor does Supplier have a Lien on the resultant 1000 Devices manufactured from said base units and other parts supplied by Supplier.

(v) All said Advances from Lender under the Phase 2 Loan shall be made either to Borrower directly (to then be immediately applied directly to payment in full of the base units and other parts required for said 1000 Devices), or directly to Supplier, with said Advances representing Obligations hereof (regardless of whether sent to Borrower or directly to Supplier on behalf of Borrower), in Lender's sole discretion.

2.5 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Phase 1 Loan and the Phase 2 Loan, respectively, all Advances made by Lender to Borrower or for Borrower’s account and with all other payment Obligations hereunder or under the other Loan Documents, including, without limitation, any and all accrued interest, fees and expenses. The Loan Account will be credited with all payments received by Lender from Borrower or for Borrower’s account. Lender shall render, upon request, statements regarding the Loan Account to Borrower, including principal, interest, fees, charges and expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

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3. CONSIDERATION: EQUITY GRANT AND ROYALTIES.

3.1 Equity Grant In BDIC.

(a) In consideration of Lender agreeing to extend credit to Borrower in connection with the Phase 1 Loan and the Phase 2 Loan, respectively, and in lieu of other fees and charges associated with the Loan, BDIC shall issue to Lender, subject to the terms and conditions set forth herein and without further consideration, the requisite amount of fully paid, non-assessable shares (the "Shares") of common stock of Borrower ("Common Stock") as follows:

(i) Upon Lender's delivery of funds as provided herein associated with one or more Advances of the Phase 1 Loan in the full amount of the Phase 1 Maximum Amount, BDIC shall issue to Lender Shares of Common Stock (the "Initial Share Issuance") in an amount equal to 4.99% of the issued and outstanding shares of Common Stock as of such issuance date (the "Initial Anti-Dilution Threshold"); and

(ii) Upon Lender's delivery of funds as provided herein associated with one or more Advance of the Phase 2 Loan in the full amount of the Phase 2 Maximum Amount, BDIC shall issue to Lender additional Shares of Common Stock (the "Subsequent Share Issuance") in an amount such that, after consideration of the Initial Share Issuance, the Shares owned by Lender following the Subsequent Share Issuance represents 9.99% of the issued and outstanding shares of Common Stock as of such issuance date (the "Anti-Dilution Threshold"); provided, however, that if Lender sells to any unrelated Person any shares of Common Stock granted in connection with the Initial Share Issuance prior to the Subsequent Share Issuance, then the Anti-Dilution Threshold hereunder will be adjusted such that it will be the sum of (x) the Initial Anti-Dilution Threshold, as reduced pursuant to Section 3.1(e) below, plus (y) with respect to the Subsequent Share Issuance, 5.00% of the issued and outstanding shares of Common Stock as of such issuance date, subject to subsequent adjustment following the Subsequent Share Issuance pursuant to Section 3.1(e) below.

(iii) For the avoidance of doubt, the Shares, including, without limitation, Shares from each of the Initial Share Issuance and the Subsequent Share Issuance, shall be subject to anti-dilution protection as provided in this Section 3.1, with the Lender's maximum ownership of Shares of Common Stock being 9.99% of the issued and outstanding shares of Common Stock, subject to adjustment as set forth in Section 3.1(e) below.

(b) In connection with each said issuance, (1) BDIC shall deliver to Lender the documentation attached hereto required to be executed and delivered between the parties hereto to effectuate the issuance of the Shares (including, without limitation, the Initial Share Issuance and the Subsequent Share Issuance, as appropriate) , a copy of the form of which is attached hereto as Exhibit D (the "Issuance Documents"), and BDIC and Lender shall execute and deliver all of said documentation as required to effectuate the issuance of the Shares as contemplated herein in compliance with Applicable Laws, (2) BDIC shall file such documents, instruments, certificates and agreements, and take such action as reasonable and appropriate, to comply with any and all Applicable Laws, and in connection therewith, provide such assistance as reasonable and appropriate to Lender concerning Lender's compliance with Applicable Laws relating to the issuance of the Shares, and (3) to the fullest extent permitted by Applicable Laws, Borrower and BDIC shall agree to allocate in good faith a "cost" basis in said Shares of Common Stock in an amount equal to the fair market of BDIC's Common Stock on or about the end of July, 2016, which represents the time at which the parties entered into negotiations and tentatively agreed that if Lender loaned Borrower funds sufficient to acquire the necessary base units and other parts from Supplier to manufacture at least 1500 Devices then BDIC, among other things, would issue to Lender shares of Common Stock.

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(c) Commencing as of the Effective Date and continuing until the later of (x) the expiration of the Term or (y) three (3) years from the date of any issuance of Shares as contemplated herein (the "Anti-Dilution Period"), BDIC will provide Lender with anti-dilution protection to permit Lender, at no additional cost or expense, to maintain the Initial Anti-Dilution Threshold and/or the Anti-Dilution Threshold, as applicable, as of such date in the issued and outstanding shares of Common Stock. By way of illustration and not of limitation, upon such time during the Anti-Dilution Period as (i) BDIC grants, issues or conveys in any manner any shares of Common Stock in BDIC, including, without limitation, the issuance of additional shares of Common Stock and/or (ii) any Person converts any convertible preferred stock (if any) in BDIC into Common Stock and/or any Person exercises any option, warrant or convertible debt or equity instrument, the result of which is such Person is entitled to the issuance of shares of Common Stock, then BDIC will immediately and simultaneously issue to Lender, without cost or expense, additional Shares of Common Stock so that, immediately after such event, Lender maintains its Initial Anti-Dilution Threshold interest or its Anti-Dilution Threshold interest, as the case may be, in the issued and outstanding shares of Common Stock.

(d) Anything to the contrary contained herein notwithstanding, if the issuances of the Shares as contemplated herein result in Lender having the right to own "fractional shares" of Common Stock, to the extent that such fractional shares, if "rounded up" to the next whole share of Common Stock, would result in Lender owning Shares in excess of the Anti-Dilution Threshold, then such fractional shares shall be rounded down such that Lender's ownership of shares of Common Stock is not in excess of the Anti-Dilution Threshold.

(e) Furthermore, to the extent that Lender sells to any unrelated Person any shares of Common Stock during the Anti-Dilution Period, then, upon the closing of such sale, the Initial Anti-Dilution Threshold interest or the Anti-Dilution Threshold interest, as applicable, shall be adjusted to reflect, immediately after said closing, the (1) number of Shares of Common Stock held by Lender as of such date (as may be increased for any additional issuances as contemplated in Section 3.1(c) above), divided by (2) the number of issued and outstanding shares of Common stock in BDIC. By way of illustration and not of limitation, to the extent that Lender owns 9,999 Shares of Common Stock, representing ownership of 9.99% of all shares of Common Stock issued and outstanding (i.e., BDIC has 100,000 shares of Common Stock issued and outstanding as of said date), and during the Anti-Dilution Period Lender sells to an unrelated person 1,999 shares of Common Stock, then, for purposes of this Section 3.1, the Anti-Dilution Threshold has decreased from 9.99% to 8.00% (representing 8000 Shares of Common Stock compared to 100,000 shares of Common Stock issued and outstanding).

3.2 Royalties.

(a) In consideration of Lender agreeing to extend credit to Borrower in connection with the Loan, and in lieu of other fees and charges associated with the Loan, concurrent with the execution and delivery of this Agreement and without further consideration, Borrower shall promptly enter into and deliver to Lender that certain Royalty Agreement in favor of Lender, a copy of which is attached hereto as Exhibit E (the "Royalty Agreement"), the terms and conditions of which are incorporated herein and made a part hereof.

(b) As more fully set forth in the Royalty Agreement, Borrower agrees to grant Lender the following per calendar month cumulative royalties in perpetuity on Total Units:

(i)	Total Units are between 501 - 800

●	$1.00 per Retail Unit; and

●	$1.00 per Wholesale Unit or other Device

(ii)	Total Units are between 801 - 5000

●	$2.00 per Retail Unit; and

●	$1.50 per Wholesale Unit or other Device

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(iii)	Total Units are between 5001 – 10,000

●	$1.50 per Retail Unit; and

●	$1.25 per Wholesale Unit or other Device

(iv)	Total Units in excess of 10,000

●	$1.00 per Retail Unit; and

●	$1.00 per Wholesale Unit or other Device

(c) Pursuant to the terms and conditions of the Royalty Agreement, the royalty payment obligation shall commence from and after the occurrence of the number of Total Units being in excess of 500 Devices (the "Royalty Commencement Date"). Once this occurs, then beginning on the first calendar month thereafter, and for every subsequent calendar month thereafter in perpetuity, Borrower will pay the applicable royalty payments per calendar month for each of the Total Units in accordance with the above schedule based on each Total Unit for which Borrower received cash or other consideration from or on behalf of the Client thereof (or for which Borrower voluntarily elected to waive any right to payment or other consideration from the Client thereof). Such payments will be payable to Lender on the 15th of each calendar month following the Royalty Commencement Date in perpetuity, even after all Obligations due under the Loan Documents (other than the Royalty Agreement) have been indefeasibly paid in full (and not subject to disgorgement or recovery).

(d) In connection with each royalty payment, Borrower shall provide a statement setting forth the calculation of the royalty amount, along with such supporting documentation as reasonable and appropriate or as may be reasonably requested from time to time by Lender. The parties expressly acknowledge and agree that (1) to the extent that Borrower elects to forgo, defer or waive any such payment due from a Client with respect to a Device, or receive other consideration concerning said Device, such amount shall nonetheless be included in the determination of royalties due thereunder, and (2) each will meet on no less than an annual basis to work in good faith to "true up" the amount of royalties due under the Royalty Agreement, and in connection therewith, to the extent that an adjustment is needed (either because too little or too much was paid in royalties in a given year (or other period), either Borrower will promptly advance additional liquid funds to Lender, or Borrower will offset present or future royalties due Lender under the Royalty Agreement, as the case may be.

(e) By way of illustration and not of limitation, Borrower will only pay royalties to Lender for each of the Total Units from and after the Royalty Commencement Date that it receives payment or other consideration from the Client of said Total Unit (or for which Borrower voluntarily elected to waive any right to payment or other consideration from the Client thereof). Solely for the avoidance of doubt, for purposes of determining the proper amount of royalties under the Royalty Agreement, (1) in the event that Borrower receives an advance payment from a Client (for example, $1,200 for twelve monthly payments due from a Retail Unit Client of $100 per month, when there are only 550 Total Units), then in such a situation, the amount of royalties due with respect to said Total Unit shall be $12, all of which is payable on the 15th day of the calendar month immediately following receipt of said $1,200, (2) in the event that Borrower does not receive payment from a client until after the Device has been provided to said Client (for example, a Device representing a Retail Unit is given to a Client on January 1 for a 12 month period, the rental amount is $100/month, and payment is not received by Borrower until December 20th of said year, when there are only 550 Total Units), then in such a situation, the amount of royalties due with respect to said Total Unit shall be $12, all of which is payable on January 15 of the following year, and (3) assuming the same facts as set forth in subsection 3.2(d)(1) above, except that the Client returns the Device within 6 months and is permitted to recover the remaining 6 months of payments (representing a refund of $600 from Borrower to said Client), then in such a situation, Lender and Borrower will "true up" the amount of royalties due, and in this situation, Borrower will offset present or future royalties due Lender by the amount of $6, representing the 6 months advanced by said Client which was refunded from amounts received by Borrower at the commencement of the lease of said Total Unit.

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(f) Pursuant to the terms and conditions of the Royalty Agreement, Borrower shall provide Lender with, among other things, (i) financial statements and reports consistent with Section 7.1 below, and (ii) audit and inspection rights consistent with Section 7.2 below, to permit Lender to ascertain Borrower's compliance with the terms and conditions of the Royalty Agreement, which obligations shall survive the expiration of the Term and the indefeasible payment in full of the Obligations hereunder.

(g) Pursuant to the terms and conditions of the Royalty Agreement, in the event that Borrower enters into any transaction (regardless of form) or upon the occurrence whereby (x) Borrower sells, conveys, transfers or assigns (in any manner, including, without limitation, pursuant to a license, lease, assignment for the benefit of creditors, merger or other consolidation) all or substantially all of the Devices and/or its assets, or (y) all or substantially all of the equity of Borrower is sold, conveyed, transferred, or assigned, or (z) Borrower transfers, sells, assigns or conveys in any manner the Business and/or control of Borrower and/or the Business, then, as an express condition of said transaction or occurrence, Borrower expressly acknowledges and agrees that it shall cause the acquirer/surviving Person (the "Acquirer") to include in any acquisition/merger/transfer document a requirement that the royalty obligations of Borrower under the Royalty Agreement are expressly assumed by such Acquirer, who shall be liable with respect to the royalties due under the Royalty Agreement as if an original party thereto. Without limiting any of its rights or remedies whatsoever, to the extent that the Acquirer is not bound by and/or does not honor the terms and conditions of the Royalty Agreement, then, Borrower shall pay to Lender as a "liquidated damage" resulting therefrom in one lump sum an amount equal to the product of the last 12 calendar months of royalty payments pursuant to the Royalty Agreement, multiplied by 100.

4. CONDITIONS; TERM OF AGREEMENT.

4.1 Conditions to Loan. The agreement of Lender to extend credit to Borrower in the form of the Loan pursuant to the terms and conditions hereof is subject to the satisfaction, prior to or concurrently with (subject to the other terms and conditions hereof) the making of such Loan on the Effective Date, of (a) the delivery by Borrower to Lender of the following documents, duly executed where indicated by an authorized representative of Borrower: (1) a counterpart signature to this Agreement, (2) the Control Agreement (along with the signatures of Borrower and an authorized representative of the Designated Bank thereto), (3) a counterpart signature to the Royalty Agreement, and (4) certified resolutions of the Board of Directors of Borrower authorizing the Loan Documents and the transactions contemplated therein, (b) Lender has and maintains throughout the Term a first-priority perfected Lien in the Collateral, free and clear from any and all other Liens, except Permitted Liens, unless Lender elects otherwise (in whole or in part) in Lender's sole and absolute discretion and in writing; (c) throughout the Term, upon Lender's request, BDIC appoints a person reasonably acceptable to Lender to BDIC's Board of Directors and employs a person reasonably acceptable to Lender as Borrower's chief financial officer;

4.2 Conditions Precedent to Advances With Respect to the Phase 1 Loan. The obligation of Lender to make any Advances hereunder with respect to the Phase 1 Loan at any time from and after the Effective Date shall be subject to the following conditions precedent, in addition to the conditions precedent as set forth in Section 4.1 above:

(a) Compliance with the terms and conditions set forth in Section 2.4(a) above;

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(b) Delivery by Borrower to Lender of an original signature to the Phase 1 Promissory Note;

(c) Upon the funding of the Advance of the Phase 1 Maximum Amount as provided herein, and subsequent delivery of said Advance to Supplier as contemplated herein, Borrower will have sole ownership of and hold all right, title and interest in and to the 600 Devices to be manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens;

(d) The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(e) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(f) A certificate, signed by Laurence Wainer, President of Borrower, certifying that (i) the conditions specified in this Agreement have been satisfied, (ii) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, (iii) there is no Default or Event of Default, and (iv) as of such date, there have been no change, event, occurrence, circumstance or development that, individually or in the aggregate, represents a Default and/or a Material Adverse Change.

4.3 Conditions Precedent to Advances With Respect to the Phase 2 Initial Deposit. The obligation of Lender to make any Advances hereunder with respect to the Phase 2 Initial Deposit at any time from and after the Effective Date shall be subject to the following conditions precedent, in addition to the conditions precedent as set forth in Section 4.1 above:

(a) Lender has funded the Advance of the Phase 1 Maximum Amount pursuant to the terms and conditions hereof, and in connection therewith, Borrower has sole ownership of and holds all right, title and interest in and to the 600 Devices manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens as contemplated in connection with the Phase 1 Loan;

(b) Upon the funding of the Advance of the Phase 2 Maximum Amount as provided herein, and subsequent delivery of said Advance to Supplier as contemplated herein, Borrower will have sole ownership of and hold all right, title and interest in and to the additional 1000 Devices to be manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens;

(c) Compliance with Section 2.4(b), as applicable to the Phase 2 Initial Deposit, including, without limitation, (1) Borrower and Supplier entering into and delivering to Lender a copy of that certain Phase 2 Purchase Agreement, which agreement conforms with the requirements set forth in Section 2.4(b) above, (2) the amount of the Phase 2 Initial Deposit does not exceed $175,200, and (3) Lender receives reasonable advance written notice of the Advance requested pursuant to Section 2.4(b) above;

(d) Delivery by Borrower to Lender of an original signature to the Phase 2 Promissory Note;

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(e) The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(f) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(g) A certificate, signed by Laurence Wainer, President of Borrower, certifying that (i) the conditions specified in this Agreement have been satisfied, (ii) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, (iii) there is no Default or Event of Default, and (iv) as of such date, there have been no change, event, occurrence, circumstance or development that, individually or in the aggregate, represents a Default and/or a Material Adverse Change.

4.4 Conditions Precedent to Advances With Respect to the Phase 2 Balance Amount. The obligation of Lender to make any Advances hereunder with respect to the Phase 2 Balance Amount at any time from and after the Effective Date shall be subject to the following conditions precedent, in addition to the conditions precedent as set forth in Section 4.1, above:

(a) Lender has funded the Advance of the Phase 1 Maximum Amount pursuant to the terms and conditions hereof, and in connection therewith, Borrower has have sole ownership of and holds all right, title and interest in and to the 600 Devices manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens as contemplated in connection with the Phase 1 Loan;

(b) Lender has funded the Advance of the Phase 2 Initial Deposit pursuant to the terms and conditions hereof;

(c) Upon the funding of the Advance of the Phase 2 Balance Amount as provided herein, and subsequent delivery of said Advance to Supplier as contemplated herein, Borrower will have sole ownership of and hold all right, title and interest in and to the additional 1000 Devices to be manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens;

(d) Compliance with Section 2.4(b), as applicable to the Phase 2 Balance Amount;

(e) The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(f) No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(g) A certificate, signed by Laurence Wainer, President of Borrower, certifying that (i) the conditions specified in this Agreement have been satisfied, (ii) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of such date, (iii) there is no Default or Event of Default, and (iv) as of such date, there have been no change, event, occurrence, circumstance or development that, individually or in the aggregate, represents a Default and/or a Material Adverse Change.

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4.5 No Obligation To Extend Other Credit. Borrower expressly acknowledges and agrees that Lender shall have no obligation whatsoever to extend credit or provide any additional loans or financial assistance other than with respect to the Phase 1 Loan and the Phase 2 Loan as expressly provided herein.

4.6 Term. This Agreement shall continue in full force and effect for a term commencing on the Effective Date and ending on the date that Borrower has indefeasibly repaid the entire amount of the Obligations hereunder in full (the "Term"). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

4.7 Effect of Termination. Without limiting the payment obligations due with respect to Loan, on the date of termination of this Agreement, all Obligations shall immediately become due and payable without notice, presentment or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder, and the Security Interest in the Collateral shall remain in effect until all Obligations have been indefeasibly paid in full and Lender’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been indefeasibly paid in full and Lender’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Lender will, at Borrower’s sole expense, execute and deliver any Uniform Commercial Code termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Security Interest and all notices of security interests and liens previously filed by Lender with respect to the Obligations.

5. GRANT/AFFIRMATION OF SECURITY INTEREST.

5.1 Grant of Security Interest.

(a) Borrower (including, solely by way of illustration and not of limitation, each of BDIC and BDIM), hereby grants a Security Interest in the Collateral in favor of Lender in the amount of the Obligations hereunder to secure the payment and performance of Borrower under the Loan Documents, including, further, without limitation, the first priority perfected security interest in the Collateral in favor of Lender.

(b) Without limiting the generality of the foregoing, Borrower hereby expressly grants and affirms to Lender, for the benefit of Lender, a continuing first priority perfected security interest in all of its right, title, and interest in all currently existing and hereafter acquired (including, without limitation, assets which are provided to Borrower on consignment or in any other manner) or arising Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. The Security Interest in and to the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral. The Security Interest shall create a continuing security interest in the Collateral which shall remain in effect until the indefeasible payment in cash and performance in full of the Obligations.

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(c) Control Agreement. Without limiting the generality of the foregoing, Borrower acknowledges and agrees that until the Obligations have been indefeasibly paid in full and Borrower has otherwise performed all of the Obligations, Borrower shall direct that all proceeds of whatsoever nature, whether generated from the Business, from the issuance of debt or equity securities or otherwise, shall be deposited into the Designated Account and that the Designated Bank, Borrower and Lender enter into a the Control Agreement, pursuant to which, among other things:

(i) Upon written notice from Lender to Designated Bank of an occurrence of an Event of Default, Borrower shall not be permitted to withdraw or transfer any funds from said Designated Account without Lender's prior written consent;

(ii) Upon a further written instruction not less than three (3) Business Days from the written notice as set forth in Section 5.1(c)(i) above from Lender to Designated Bank that said Default has not been cured, Designated Bank shall permit Lender (and only Lender) to direct payment of all funds from time to time in the Designated Account to such account or accounts as Lender may designate in its sole and absolute discretion until the Obligations have been indefeasibly paid in full; and

(iii) Such other terms and conditions as are reasonable and appropriate to grant to Lender a first priority perfected security interest in the Collateral, including, without limitation, the proceeds generated therefrom.

(d) Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that Lender determines that perfection or priority of Lender’s Security Interest is dependent on or enhanced by possession, Borrower, immediately upon the request of Lender, shall endorse and deliver physical possession of such Negotiable Collateral to Lender.

5.2 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Lender or Lender’s designee may (a) notify Account Debtors of Borrower that Borrower’s Accounts, chattel paper, or General Intangibles have been assigned to Lender or that Lender has a security interest therein, or (b) collect Borrower’s Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account.

5.3 Filing of Financing Statements; Commercial Tort Claims; Delivery of Additional Documentation Required.

At any time Lender has a the Security Interest in the Collateral, as forth herein:

(a) Borrower authorizes Lender to file any financing statement or amendment thereto necessary or desirable to effectuate the transactions contemplated by the Loan Documents, and any continuation statement or amendment with respect thereto, in any appropriate filing office where permitted by Applicable Laws. Borrower hereby ratifies the filing of any financing statement or amendment to financing statement filed prior to the date hereof.

(b) If Borrower acquires any commercial tort claims after the date hereof, Borrower shall promptly (but in any event within 3 Business Days after such acquisition) deliver to Lender a written description of such commercial tort claim and, upon the request of Lender, shall deliver a written agreement, in form and substance reasonably satisfactory to Lender, pursuant to which Borrower shall pledge and collaterally assign all of its right, title and interest in and to such commercial tort claim to Lender, as security for the Obligations (a “Commercial Tort Claim Assignment”).

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(c) At any time upon the request of Lender, Borrower shall execute or deliver to Lender, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, Commercial Tort Claim Assignments, endorsements of certificates of title, and all other documents (collectively, the “Additional Documents”) that Lender may request in its reasonable business judgment, in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfected or to better perfect the Security Interest (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal). To the maximum extent permitted by Applicable Laws, Borrower authorizes Lender to execute any such Additional Documents in Borrower’s name and authorizes Lender to file such executed Additional Documents in any appropriate filing office.

5.4 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, from time to time hereafter upon reasonable advance written request to Borrower, to inspect at such reasonable times the Books and make copies or abstracts thereof and to check, test, and appraise the Collateral, or any portion thereof, in order to verify Borrower’s financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral and/or Borrower's compliance with the terms and conditions hereof. This Section 5.4 shall survive the expiration of the Term hereof and the indefeasible payment in full of the Phase 1 Loan and Phase 2 Loan, respectively, and shall continue until the expiration of the payment of the royalties as set forth herein.

5.5 Credit Balances; Additional Collateral.

(a) The rights and security interests granted to the Lender shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Designated Account may from time to time be temporarily in a credit position, until the termination of this Agreement and the full and indefeasible final payment and satisfaction of the Obligations. Upon an Event of Default and during the continuation thereof, any reserves or balances to the credit of the Borrower (in the Designated Account or otherwise), and any other property or assets of the Borrower in the possession of the Lender may be held by the Lender or such Lender as other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Agreement.

(b) Notwithstanding the Lender’s Security Interest in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, the Lender shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies the Lender shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of the Lender’s rights under this Agreement.

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6. REPRESENTATIONS AND WARRANTIES of borrower.

In order to induce Lender to enter into this Agreement, Borrower makes the following representations and warranties to Lender which shall be true, correct, and complete, in all material respects, as of the date hereof, except as may be qualified by the schedules and exhibits attached hereto and such representations and warranties shall survive the execution and delivery of this Agreement:

6.1 Good Title; No Encumbrances. Borrower has good and indefeasible title to, and good and marketable title to, its personal property assets, including, without limitation, the Collateral, in each case, free and clear of Liens except for Permitted Liens.

6.2 Location of Tangible Collateral. Except as disclosed on Schedule 6.2, the tangible personal property comprising the Collateral, including, without limitation, Inventory and Equipment of Borrower, are not stored with a bailee, warehouseman, or similar party and, except as otherwise in the ordinary course of business of Borrower, are located only at, or in-transit between, the locations identified on Schedule 6.2 (as such Schedule may be updated from time to time as set forth herein)

6.3 Due Organization and Qualification; No Subsidiaries. BDIC is duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in California and in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change. BDIC has one subsidiary, namely, BDIM. BDIM is duly organized and validly existing and in good standing under the laws of the State of Arizona and is qualified to do business in California and in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.

6.4 Capitalization; Agreements Among Shareholders.

(a) Immediately prior to the Effective Date, the authorized capital stock of BDIC consists of (i) Common Stock, $0.001 par value, 100,000,000 authorized shares of Common Stock, of which there are 16,260,500 presently issued and outstanding, and total potential shares of Common Stock (upon exercise of warrants and conversion of convertible notes) of 16,388,604, representing the outstanding equity of BDIC on a "fully diluted basis", and (ii) Preferred Stock, $0.001 par value, 20,000,000 shares authorized, none outstanding. All of the presently issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any Liens. Sufficient shares of Common Stock have been reserved for all potentially issued shares of Common Stock, on a fully-diluted basis, plus shares of Common Stock to be issued (i) to Lender pursuant to the terms and conditions of the Loan Documents, and (2) to Gnosiis International, LLC ("Gnosiis"). Except for shares of Common Stock reserved for issuance upon conversion of the promissory notes set forth in Schedule 6.4 attached hereto or exercise of the warrants as set forth on Schedule 6.4 attached hereto, Borrower has no other agreement or understanding to issue any Common Stock, preferred stock, options, stock purchase warrants, convertible securities or any other securities (collectively, "Equity Securities"). The Company is under no obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities.

(b) The grant of Issued Shares of Common Stock as contemplated herein and in the other Loan Documents, when issued, will be duly authorized, validly issued, fully paid and non-assessable.

(c) Borrower knows of no voting trust, shareholder agreement or other agreement or arrangement among any of the legal or beneficial holders of its capital stock (including, without limitation, the Equity Securities) affecting the exercise of voting rights of such stock or affecting other rights or remedies relating to the ownership and control of such capital stock.

6.5 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Borrower of this Agreement has been duly authorized by all necessary action on the part of such Borrower.

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(b) The execution, delivery, and performance by Borrower of this Agreement does not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interest holders or any approval or consent of any Person under any material contract of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

(c) The execution, delivery, and performance by Borrower of this Agreement does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect, or are related to compliance with Applicable Laws relating to the issuance of the Issued Shares as contemplated herein or with respect to other securities law requirements of BDIC.

(d) This Agreement, the other Loan Documents, and all other documents, instruments, certificates and agreements contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with its and their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect relating to or limiting creditors’ rights generally.

(e) The Security Interest is validly created, perfected, and first priority Liens, subject only to Permitted Liens.

6.6 No Material Adverse Change. There has not been a Material Adverse Change with respect to Borrower since the Effective Date.

6.7 Devices.

(a) The base units and other parts to be acquired from Supplier in connection with the Phase 1 Loan and the Phase 2 Loan, respectively, represent substantially all of the tangible assets required for manufacture of the 600 Devices and 1000 Devices, respectively. Furthermore, the Phase 1 Maximum Amount, and the associated limit of $375 cost/Device for the 600 Devices to be manufactured pursuant to the Phase 1 Loan, and the Phase 2 Maximum Amount, and the associated limit of $350 cost/Device for the 1000 Devices to be manufactured pursuant to the Phase 2 Loan, respectively, represent substantially all of the costs required to manufacture said Devices.

(b) Upon the funding of the Advance of the Phase 1 Maximum Amount as provided herein, and subsequent delivery of said Advance to Supplier as contemplated herein, Borrower will have sole ownership of and hold all right, title and interest in and to all of the tangible and intangible rights required to properly manufacture 600 Devices manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens.

(c) Upon the funding of the Advance of the Phase 2 Maximum Amount as provided herein, and subsequent delivery of said Advance to Supplier as contemplated herein, Borrower will have sole ownership of and hold all right, title and interest in and to the additional 1000 Devices manufactured by Borrower from the base units and other parts purchased by Borrower from Supplier, free and clear of any Lien other than the Permitted Liens.

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(d) Borrower has all requisite knowledge and know-how, and upon delivery of the base units and other parts purchased from Supplier as contemplated herein, will have all tangible and intangible rights to manufacture the Devices to meet the statutory approval requirements as required for BAID's as of the date hereof and as of the date delivered for use without any further third party rights, assistance or consent.

6.8 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrower to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

7. REPRESENTATIONS AND WARRANTIES OF LENDER.

In order to induce Borrower to enter into this Agreement, Lender makes the following representations and warranties to Borrower which shall be true, correct, and complete, in all material respects, as of the date hereof, except as may be qualified by the schedules and exhibits attached hereto and such representations and warranties shall survive the execution and delivery of this Agreement:

7.1 Due Organization and Qualification. Lender is duly organized and validly existing and in good standing under the laws of the State of Nevada.

7.2 Due Authorization; No Conflict.

(a) The execution, delivery, and performance by Lender of this Agreement has been duly authorized by all necessary action on the part of such Lender.

(b) The execution, delivery, and performance by Lender of this Agreement does not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Lender, the Governing Documents of Lender, or any order, judgment, or decree of any court or other Governmental Authority binding on Lender, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contract of Lender, or (iii) require any approval of Lender’s interest holders or any approval or consent of any Person under any material contract of Lender, other than consents or approvals that have been obtained and that are still in force and effect or are related to compliance with Applicable Laws relating to the issuance of the Issued Shares as contemplated herein.

(c) This Agreement, the other Loan Documents, and all other documents, instruments, certificates and agreements contemplated hereby and thereby, when executed and delivered by Lender will be the legally valid and binding obligations of Lender, enforceable against Lender in accordance with its and their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect relating to or limiting creditors’ rights generally.

7.3 Borrower Is A Public Company. Lender acknowledges that Borrower is a public company, with its Common Stock quoted for trading on the OTCQB-tier of OTC Markets (Pink Sheets), and as a result thereof, there are certain prohibitions that may arise under Applicable Laws relating to the use of material and non-public information of Borrower.

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8. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, from and after the Effective Date and, as applicable, until payment in full of the Obligations, Borrower shall do all of the following:

8.1 Accounting System; Books and Records. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, if requested by Lender, and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Lender. Borrower’s failure to maintain its Books in the manner provided herein or to deliver to Lender any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the Security Interest granted to Lender in the Collateral.

8.2 Financial Statement/Collateral Reporting. Provide Lender with such financial statements, tax returns and/or reports as to the Collateral or the financial condition of Borrower as Lender may reasonably request from time to time, including, without limitation, as may be reasonably requested, both public and private information concerning Borrower, its business, ownership and operations. Borrower may deliver to Lender any borrowing base certificate, collateral report or other material that the Borrower is required to deliver to Lender under clauses (a) and (b) by e-mail or other electronic transmission (an “Electronic Transmission”), subject to the following terms:

(a) Each Electronic Transmission must be sent by the treasurer or chief financial officer of the Borrower (or any other authorized officer satisfactory to Lender), and must be addressed to a designated authorized officer of Lender (as may be provided from time to time by Lender in writing). If any Electronic Transmission is returned to the sender as undeliverable, the material included in such Electronic Transmission must be delivered to the intended recipient in the manner required herein.

(b) Each certificate, collateral report or other material contained in an Electronic Transmission must be in a “pdf” or other imaging format and, to the extent that such material must be certified by an officer of the Borrower under this Section 8.2, must contain the signature of the officer submitting the Electronic Transmission attesting to the trust, accuracy and completeness of said materials and information. Any signature on a certificate, collateral report or other material contained in an Electronic Transmission shall constitute a valid signature for purposes hereof. Lender may rely upon, and assume the authenticity of, any such signature, and any material containing such signature shall constitute an “authenticated” record for purposes of the UCC and shall satisfy the requirements of any applicable statute of frauds.

8.3 Audit and Inspection Rights. At any time and from time to time, upon written notice from Lender to Borrower, Borrower shall provide Lender and its authorized representatives with reasonable access and the opportunity to audit, inspect, review and copy Borrower's Books to ascertain compliance with the terms hereof.

8.4 Observer's Rights. At any time and from time to time, upon written notice from Lender to Borrower, Borrower shall provide Lender and its authorized representatives with "observers rights" with respect to Borrower's board of directors (including, without limitation, committees thereof) and shareholders, which rights shall include, by way of illustration and not of limitation, not less than five (5) Business Days prior written notice of any board (including, without limitation, committee) or shareholder meeting, and the right to attend and listen to said meeting, as well as access to and delivery of any and all communications, materials and information prepared and/or provided from time to time in connection therewith to the participants thereof.

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8.5 Use of Proceeds. The proceeds of the Loan Advances shall be used solely for the purchase of Devices pursuant to the terms and conditions hereof (as such relate to the Phase 1 Loan and the Phase 2 Loan, in particular).

8.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in reasonably good working order and condition, ordinary wear and tear excepted, and comply in all material respects and at all times with the provisions of all leases to which it is a party as lessee so as to prevent any material loss or forfeiture thereof or thereunder.

8.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its assets to be indefeasibly paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.

8.8 Insurance. At Borrower’s expense, maintain such insurance coverages, with such carriers and on such terms, including, without limitation, insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and/or as Lender may reasonably request from time to time. Borrower shall deliver copies of all such policies to Lender with a satisfactory lender’s loss payable endorsement naming Lender as sole loss payee or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever. Borrower shall forward any notice of cancellation to Lender within 2 Business Days of receipt. Borrower shall give Lender prompt notice of any loss covered by such insurance.

8.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including, without limitation, the Securities Act of 1933, the Securities and Exchange Act of 1934 ("Applicable Laws").

8.10 Leases. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

8.11 Existence; Business Continuation. At all times preserve and keep in full force and effect its valid existence and good standing and any rights and franchises material to their businesses. Further, Borrower will continue to operate the Business as presently being conducted in the normal course of business.

8.12 Designated Chief Financial Officer. BDIC and Abraham Summers ("Summers") have agreed that Summers will be BDIC's chief financial officer as soon as practicably possible after the Effective Date, and will use commercially reasonable good faith efforts to enter into a formal written employment agreement on such terms and conditions as mutually acceptable to BDIC and Summers (the "Summers Employment Agreement"), provided Summers desires to be BDIC's chief financial officer as of such occurrence.

8.13 MOU. Comply with the terms and conditions of that certain Memorandum of Understanding dated as of August 10, 2015 between BDIC and Gnosiis (the "MOU"), including, without limitation, issuing such Shares of Common Stock to Gnosiis following the Effective Date as contemplated in the MOU, on such terms and conditions as reasonably acceptable to each of the parties thereto and consistent with the terms and conditions of the MOU.

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8.14 Payment of Supplier. Apply Advances (a) in connection with the Phase 1 Loan to pay Supplier in full and acquire the necessary base units and substantially all of the other parts required to manufacture 600 Devices in an amount not to exceed the Phase 1 Maximum Amount, subject to certain de minimis additional costs and expenses, and (b) in connection with the Phase 2 Loan to pay Supplier in full and acquire the necessary base units and substantially all of the other parts required to manufacture 1000 Devices in an amount not to exceed the Phase 2 Maximum Amount, subject to certain de minimis additional costs and expenses.

8.15 Manufacture of Devices. Manufacture the 600 Devices (in connection with the Phase 1 Loan) and 1000 Devices (in connection with the Phase 2 Loan), respectively, to meet the statutory approval requirements as required for BAID's as of the date hereof and as of the date delivered for use without any further third party rights, assistance or consent at a total (fully loaded) cost of $375/Device (for the Devices manufactured in connection with the Phase 1 Loan), subject to certain de minimis additional costs and expenses, and $350/Device (for the Devices manufactured in connection with the Phase 2 Loan), subject to certain de minimis additional costs and expenses, respectively.

8.16 Further Assurances. At any time or from time to time upon the request of Lender, at the expense of Borrower, Borrower shall promptly execute, acknowledge and deliver such additional instruments, certificates or documents, and do all such other acts and things as Lender may reasonably request for purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, of providing for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, Borrower shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Lender may be required to obtain from Borrower for such governmental consent, approval, recording, qualification or authorization (to the extent Borrower is permitted by applicable law to do so). Borrower shall fully preserve or cause to be fully preserved the Security Interest granted hereunder in accordance with the terms hereof. Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 8.13 (including reasonable attorneys’ fees and disbursements) by Lender shall constitute Obligations and shall be paid by Borrower in accordance with the terms hereof.

8.17 Disclosure Updates. Promptly notify Lender if any written information, exhibit, schedule, or report furnished to Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

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9. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of the Obligations, it will not do any of the following:

9.1 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended indebtedness, and such Liens and/or replacement Liens are subordinate to the Secured Interest).

9.2 Restrictions on Certain Issuances and Fundamental Changes.

(a) Issue any preferred stock or any other equity instruments (other than the Equity Securities as set forth above).

(b) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its ownership equity.

(c) Form a parent entity or any new subsidiary, and/or assign, convey, transfer or dispose in any manner any asset or right of Borrower to said parent, Affiliate or subsidiary other than transfers between BDIC and BDIM as presently conducted.

(d) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(e) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets or all or any substantial part of its equity, except in the ordinary course of business.

9.3 Disposal of Assets. Other than Permitted Dispositions or leases of the Devices in the ordinary course of business to Clients, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of Borrower's assets to any Person.

9.4 Change Name. Change its name, FEIN, organizational identification number, state of organization or organizational identity; provided, however, that Borrower may change its name upon at least 30 days prior written notice to Lender of such change and so long as, at the time of such written notification, Borrower provides any financing statements necessary to perfect and continue perfected the Security Interest.

9.5 Suspension. Suspend or go out of a substantial portion of its business.

10. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

10.1 If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations;

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10.2 If Borrower fails to perform, keep or observe any term, provision, condition, covenant or agreement contained herein or in any of the other Loan Documents:

10.3 If any or all items of the Collateral is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person (except in the Borrower’s ordinary course of business), and such seizure, attachment, levy or possession is not successfully contested and resolved within thirty (30) days from the date of notice or knowledge of such event;

10.4 If an Insolvency Proceeding is commenced by Borrower;

10.5 If an Insolvency Proceeding is commenced against Borrower, and any of the following events occur: (a) Borrower consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligations to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of Borrower, or (e) an order for relief shall have been entered therein;

10.6 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

10.7 If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, Borrower does not make a Permitted Protest within the applicable period for contesting such action, and the same is not paid before such payment is delinquent;

10.8 If a judgment or other claim becomes a Lien or encumbrance upon any material portion of Borrower's assets of book value in excess of $10,000 unless the same is dismissed or bonded against within 10 days;

10.9 If Borrower makes any payment on account of indebtedness that has been subordinated in right of payment to the payment of the Obligations, except to the extent Borrower is paying the Obligations as they become due or such payment is permitted by the terms hereof and/or by the terms of the subordination provisions, if any, applicable to such Indebtedness;

10.10 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to Lender by Borrower, or any officer, employee, agent, or director of Borrower;

10.11 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

10.12 If Summers (a) is terminated as BDIC's chief financial officer, unless such termination is a "for cause" termination as defined under the Summers Employment Agreement then in effect, or is due to Summers' voluntary resignation, and/or (b) is no longer on BDIC's Board of Directors after being appointed to BDIC's Board of Directors, unless Summers resigns voluntarily from BDIC's Board of Directors or is removed for a "for cause" violation of the Summers Employment Agreement then in effect.

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10.13 Upon the occurrence of an Event of Default as defined under the Royalty Agreement prior to the indefeasible payment in full of the Obligations due hereunder, after notice and cure rights as set forth in the Royalty Agreement; or

10.14 There shall occur a Material Adverse Change.

11. LENDER’S RIGHTS AND REMEDIES.

11.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender may, in its sole and absolute discretion, elect to do one or more of the following , all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Lender;

(c) Provide Designated Bank with the written notice as set forth in Section 5.1(a)(c)(i) (to prevent Borrower from withdrawing any funds from the Designated Account) and/or the written notice as set forth in Section 5.1(a)(c)(ii), as appropriate;

(d) Terminate this Agreement and any of the other Loan Documents (including, without limitation, the Control Agreement) as to any future liability or obligation of Lender, but without affecting any of the Security Interest in the Collateral and without affecting the Obligations;

(e) Settle or adjust disputes and claims directly with Borrower’s Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s Loan Account with only the net amounts received by Lender in payment of such disputed Accounts after deducting all Lender costs and expenses incurred or expended in connection therewith;

(f) Without notice to or demand upon Borrower, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender at a place that Lender may designate which is reasonably convenient to both parties. Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Lender’s determination appears to conflict with the Security Interest in and to the Collateral and to pay all expenses incurred in connection therewith, all of which such costs and expenses shall be added to the Obligations. With respect to any of Borrower’s owned or leased premises, Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to Borrower (such notice being expressly waived), and without constituting an acceptance of any collateral in full or partial satisfaction of an obligation (within the meaning of the UCC), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

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(h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Lender, and any amounts received by or on behalf of Lender, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Borrower Collateral and Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale.

(k) Lender may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing; and

(l) Lender shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

11.2 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

12. WAIVERS. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable.

13. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Lender, as applicable, may designate to each other in accordance herewith), or facsimile to Borrower or Lender, as the case may be, at its address set forth below:

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If to Borrower:	Blow & Drive Interlock Corporation
BDI Manufacturing, Inc.

1080 La Cienega Boulevard, Suite 304
Los Angeles, California 90035
Attention: Laurence Wainer
Fax No. (___) ____________
Email: ______________________

With copies to:	Law Offices of Craig V. Butler, Esq.
(which shall not constitute	300 Spectrum Center Drive, Suite 300
notice hereunder)	Irvine, California 92618
Attention: Craig V. Butler, Esq.
Fax No. (949) 484-5667
cbutler@craigbutlerlaw.com

If to Lender:	THE DOHENY GROUP, LLC
1702 S. Robertson Boulevard #111
Los Angeles, California 90035
Attention: David Haridim, Managing Member

Email: dharidim@yahoo.com

With copies to:	SULMEYERKUPETZ, a Professional Corporation
(which shall not constitute	333 South Hope Street, 35th Floor
notice hereunder)	Los Angeles, California 90071
Attention: Jeffrey M. Pomerance, Esq.
Fax No. (213) 629-4520
jpomerance@sulmeyerlaw.com

Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this section shall be deemed received as follows: (1) immediately if by facsimile or email or personal delivery (provided, however, that if such transmission is made either on a non-Business Day or a Business Day after 5:00 p.m., California time, then receipt shall be deemed on the next Business Day), (2) one Business Day if sent by Federal Express or overnight mail, (3) three (3) Business Days if sent by certified mail, proper postage.

14. CHOICE OF LAW; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.

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(b) BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

15. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Lender’s prior written consent.

16. AMENDMENTS; WAIVERS.

16.1 Amendments. No amendment or modification of any provision of this Agreement or any other Loan Document shall be effective unless the same shall be in writing and signed by the Lender and Borrower in their sole and absolute discretion, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

16.2 No Waivers; Cumulative Remedies. No failure by either party to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by either party in exercising the same, will operate as a waiver thereof. No waiver by either party will be effective unless it is in writing signed by such party, and then only to the extent specifically stated. No waiver by a party on any occasion shall affect or diminish that party’s rights thereafter to require strict performance by the other party of any provision of this Agreement. Each party’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that that party may have.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective upon the satisfaction of the conditions set forth in Section 4.1 above.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

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17.5 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan and other extensions of credit hereunder.

17.6 Payment of Expenses; Indemnification. Each of the parties hereto shall pay its own costs and expenses in connection with the negotiation, drafting and execution and delivery of this Agreement and the other Loan Documents; provided, however, that (a) Borrower agrees upon receipt of written notice to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Lender, and/or (b) Borrower agrees to pay, indemnify, and hold Lender, its Affiliates and each of Lender's and its Affiliate's officers, directors, managers, members, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, Lender, Borrower or any other Person) (the “Indemnified Liabilities”), provided, however, that Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 17.6 shall be payable not later than ten (10) Business Days after written demand therefore. The agreements in this Section 17.6 shall survive repayment of the Loan and all other amounts payable hereunder.

17.7 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, including, without limitation, the Security Interest as set forth herein.

17.8 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.9 Acknowledgements Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) Lender does not have a fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, subject to the terms and conditions hereof; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Lender and Borrower.

17.11 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[Signature pages to follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER
BLOW & DRIVE INTERLOCK CORPORATION, a Delaware corporation

By:
Name:
Title:

BDI MANUFACTURING, INC., an Arizona corporation

By:
Name:
Title:

LENDER
THE DOHENY GROUP, LLC, a Nevada limited liability company

By:
Name:
Title:

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

EXHIBIT A

Copy of Letter of Intent

(see attached)

EXHIBIT B

Form of Phase 1 Promissory Note

(see attached)

EXHIBIT C

Form of Phase 2 Promissory Note

(see attached)

EXHIBIT D

Form of Issuance Documents

(see attached)

EXHIBIT E

Form of Royalty Agreement

(see attached)